NEWS RELEASE

EVEREST GROUP, LTD.
Seon Place, 141 Front Street, 4th Floor, Hamilton HM 19, Bermuda

Contacts
Media: Dawn Lauer                             Investors: Matt Rohrmann
Chief Communications Officer                        Head of Investor Relations
908.300.7670                                908.604.7343

Everest Announces Chief Financial Officer Transition

Elias Habayeb Appointed Executive Vice President and Group Chief Financial Officer,
Succeeding Mark Kociancic

HAMILTON, Bermuda -- (BUSINESS WIRE) – November 20, 2025 – Everest Group, Ltd. (NYSE: EG), a global underwriting leader providing world-class reinsurance and specialty insurance solutions, today announced the appointment of Elias Habayeb as EVP and Group Chief Financial Officer, to be effective on or about May 1, 2026.

Mr. Habayeb will report to Jim Williamson, Everest’s President and CEO, and will join the Company’s Executive Leadership Team. He succeeds Mark Kociancic, who will retire from the Company after five years of service following the Q1 reporting cycle and will remain with Everest as a special advisor through the transition period.

Mr. Habayeb is a seasoned finance executive with over 30 years of experience leading global finance organizations in the insurance and financial services industries. Most recently, he served as CFO of Corebridge Financial (NYSE: CRBG), overseeing all finance and actuarial operations and driving strong earnings growth and capital returns.

Before joining Corebridge Financial, Mr. Habayeb held CFO roles at several divisions of American International Group (AIG), including General Insurance and Life & Retirement, where he led the successful IPO that established Corebridge Financial as an independent company. Earlier in his career, he was CFO of International Lease Finance Corporation, an AIG subsidiary, and a partner in Deloitte & Touche’s Capital Markets Group, focusing on financial services and structured products. He holds a Bachelor of Science in Accounting from Syracuse University.

“Elias is an outstanding financial leader whose experience, strategic insight and record of value creation will be instrumental as we strengthen Everest’s foundation for sustained performance,” said Jim Williamson. “With a renewed focus on our core businesses, Everest is well positioned to capture the opportunities ahead and deliver consistent, lasting returns for our shareholders.

I also want to thank Mark for his many contributions, leadership and partnership during a transformative period for Everest. We wish him the best in his future endeavours and look forward to collaborating through a seamless transition.”

About Everest
Everest Group, Ltd. (Everest) is a global underwriting leader providing best-in-class property, casualty, and specialty reinsurance and insurance solutions that address customers’ most pressing challenges. Known for a 50-year track record of disciplined underwriting, capital and risk management, Everest, through its global operating affiliates, is committed to underwriting opportunity for colleagues, customers, shareholders, and communities worldwide.

Everest common stock (NYSE: EG) is a component of the S&P 500 index.

Additional information about Everest, our people, and our products can be found on our website at www.everestglobal.com.